Exhibit 99.2

Contact: Diane Bessette Vice President and Treasurer Lennar Corporation (305) 229-6419

Lennar Prices $300 Million of Senior Notes due 2020 at 2.95%

and $900 Million of Senior Notes due 2027 at 4.75%

MIAMI, Nov. 14, 2017 /PRNewswire/ — Lennar Corporation (the “Company”) (NYSE: LEN and LEN.B) announced today that it has priced an offering of $300 million of 2.95% Senior Notes due 2020 (the “2020 Notes”) and $900 million of 4.75% Senior Notes due 2027 (the “2027 Notes”, and together with the 2020 Notes, the “Notes”). The sale of the Notes is expected to close on November 29, 2017, subject to customary closing conditions. The 2020 Notes will have an interest rate of 2.95% per annum, and the 2027 Notes will have an interest rate of 4.75% per annum. The Notes will pay interest semi-annually on May 29 and November 29, commencing May 29, 2018.

The Company plans to use the proceeds from the offering, which are estimated to be approximately $1.2 billion, on a gross basis before underwriting fees and expenses, to fund a portion of the cash consideration payable by the Company in connection with the Merger (as defined below), to pay expenses related to the Merger and for general corporate purposes. As previously announced, on October 29, 2017, the Company, CalAtlantic Group, Inc. and a subsidiary of the Company (“Merger Sub”) entered into an agreement pursuant to which CalAtlantic, subject to specified conditions, will be merged with and into Merger Sub (the “Merger”). If the Merger does not take place by August 31, 2018 or if prior to such date the Company gives notice that it will not pursue the consummation of the Merger, the Company will be required to redeem the Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes.

The Notes were offered only to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Securities and Exchange Commission (the “SEC”) Rule 144A or to non-US persons in offshore transactions as that term is defined in SEC Regulation S. When they are issued, the Notes will be guaranteed by some of the Company’s subsidiaries, but those guarantees may be suspended or released under certain circumstances.

The Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any other jurisdiction. The Company will agree to file a registration statement with the SEC following completion of the Merger, pursuant to which the Company will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties.

Note Regarding Forward-Looking Statements

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the intended use of proceeds and the Merger. These forward-looking statements are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements, including the risk that the offering of the Notes cannot be successfully completed, the risk that we will not use the proceeds in the manner anticipated and including those risks detailed in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Additional information concerning these and other important factors can be found within the Company’s filings with the SEC. Statements in this press release should be evaluated in light of these important factors. Accordingly, we undertake no obligation to, and expressly disclaim any such obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.